UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 14, 2011

Adolor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30039	31-1429198
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

700 Pennsylvania Drive, Exton, PA	19341
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (484) 595-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On June 14, 2011, Adolor Corporation (the “Company”), Glaxo Group Limited (“GSK”) and GlaxoSmithKline LLC (“GSK LLC”) entered into a Termination Agreement (the “Termination Agreement”) whereby the Company and GSK agreed to terminate the Collaboration Agreement dated April 14, 2002, as amended (the “Collaboration Agreement”), and the Company and GSK LLC agreed to terminate the Distribution Services Agreement dated as of June 29, 2004, as amended (the “Distribution Agreement” and together with the Termination Agreement and the Collaboration Agreement, the “GSK Agreements”).  Pursuant to the terms of the Termination Agreement, the Company agreed to pay to GSK $25 million cash, staged over a six-year period, with $2.5 million payable in 2011, tiered, mid-single digit royalties on annual net sales of ENTEREG® (alvimopan) and a further one-time, sales-related milestone of $15 million.  The Termination Agreement will become effective on August 31, 2011, unless extended to September 30, 2011 by the Company upon written notice to GSK.

There are no material relationships between GSK and GSK LLC and the Company or any of the Company’s affiliates, directors or officers (or any associate of any such director or officer), other than by virtue of the GSK Agreements.

The Company hereby incorporates by reference the press release dated June 14, 2011, attached hereto as Exhibit 99.1, and made a part of this Item 1.01.

Item 1.02               Termination of a Material Definitive Agreement.

The Company hereby incorporates by reference the information contained in Item 1.01 hereof into this Item 1.02.

Item 9.01               Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description of Document
99.1	Press release dated June 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADOLOR CORPORATION

	By	/s/ John M. Limongelli
	Name:	John M. Limongelli
	Title:	Sr. Vice President, General Counsel and Secretary

Dated: June 14, 2011

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 14, 2011